Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2022 (the “Effective Date”) by and between American Cybersystems, Inc., a Georgia corporation (together with all of its Affiliates (as defined below), the “Disclosing Party”), and Volt Information Sciences, Inc., a New York corporation (the “Recipient”).

WHEREAS, the Recipient and the Disclosing Party are discussing a potential business transaction between the Recipient and Disclosing Party and/or one of more of its Affiliates (the “Transaction”);

WHEREAS, the Recipient has requested that the Disclosing Party disclose certain confidential and non-public information for the purpose of Recipient’s due diligence concerning the Transaction (the “Purpose”); and

WHEREAS, the Disclosing Party desires to protect such information from unauthorized use or disclosure.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Disclosing Party and the Recipient agree as follows:

1.            Definitions.

(a)            “Confidential Information” shall mean all information, whether disclosed or accessed in written, oral, electronic or any other form or medium whether or not marked, designated or otherwise identified as “confidential,”, including, but not limited to, any information regarding services, projects, business plans, facilities, referral sources, investors and potential investors (including lists of investors and potential investors), customers (including customer lists), employees (including employee lists), equity holders (including equity holder lists), marketing, sales, pricing, financial information (including financial statements, budgets and projections), corporate/organizational structure, inter-company relationships, third-party relationships, financial or operational performance, formulas, procedures and technologies, whether or not fully developed, patented or patentable, including but not limited to Trade Secrets, in each case which is provided on or after the date hereof to the Recipient or any of its Representatives (as defined below) by the Disclosing Party or any of its Representatives, or a third party at the direction of or on behalf of the Disclosing Party, or which has been developed, compiled or prepared in the form of notes, analyses, compilations, studies, memoranda or other documents generated in whole or in part from such information.

(b)            “Trade Secrets” shall mean information, without regard to form, including, but not limited to, technical or non-technical data, a formula pattern, compilation, program, device, method, technique, drawing, process, financial data, or lists of actual or potential residents, customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to other Persons (as defined below) who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Failure to mark any Trade Secret as such shall not affect its status as a Trade Secret under this Agreement.

(c)            It is understood that the term “Confidential Information” shall not include information that: (i) was or becomes generally available to the public other than as a result of any action by the Recipient or its Representatives in violation of this Agreement; (ii) was or becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source is not bound by any duty or obligation of confidentiality to the Disclosing Party; or (iii) was within the Recipient’s possession prior to its being furnished to the Recipient by or on behalf of the Disclosing Party (as can be demonstrated by Recipient’s files and records in existence prior to such date), provided that the source of such information was not bound by any duty or obligation of confidentiality to the Disclosing Party in respect thereof.

(d)            “Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e)            “Person” shall mean any individual, corporation, company, partnership, trust, limited liability company or other entity.

(f)            “Representatives” shall mean with respect to (a) the Disclosing Party, the directors, officers, employees, agents, Affiliates, equity holders, financial advisors, attorneys and accountants of the Disclosing Party and (b) the Recipient, the individuals identified on Schedule 1 attached hereto.

2.            Non-Disclosure; Use of Information. The Recipient agrees that it will, and will cause its Representatives to, maintain in confidence all Confidential Information. In this regard, the Recipient may not disclose Confidential Information to any Person other than those of the Recipient’s Representatives, each of whom have been advised of the confidential and proprietary nature of such Confidential Information. The Recipient shall take all necessary and reasonable precautions to prevent such Confidential Information from being disclosed or provided to any Person, except as set forth in the immediately preceding sentence. The Recipient agrees that it will use, and allow such Representatives to use, the Confidential Information only for the Purpose and not for any other purpose. The Recipient shall be responsible for any breach of this Agreement by any of its Representatives; provided that for the purposes of determining whether a Representative has breached this Agreement such Representative shall be deemed to be party to this Agreement as “Recipient”.

3.            Restricted Period. The restrictions set forth in Section 2 above shall remain in effect for four years years from the Effective Date.

4.            Disclosure Required by Law. In the event the Recipient or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the Recipient shall provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions hereof, the Recipient will ensure that the Person so requested or compelled furnishes only that portion of the Confidential Information that it is advised by counsel is legally required to be disclosed and exercises reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

5.            Ownership; No License; Return of Confidential Information. The Recipient hereby acknowledges that the Confidential Information and any derivatives thereof is the exclusive property of the Disclosing Party (or of the Disclosing Party’s source, as the case may be), and no license or other rights to such Confidential Information or derivatives is granted or implied hereby, and the Recipient hereby assigns all right, title, and interest it might otherwise acquire in and to the same to the Disclosing Party. Upon the request of the Disclosing Party, or in any event upon the termination of the relationship between the parties, the Recipient shall immediately return to the Disclosing Party all Confidential Information, including, but not limited to, all documents, reports and exhibits, provided by or on behalf of the Disclosing Party or its Representatives in connection with the Transaction. In addition, the Recipient shall destroy all copies of any analyses, extracts, compilations and studies or other documents that it or any of its Representatives prepared containing or reflecting any Confidential Information and shall deliver a certificate executed by an appropriate officer certifying that all such materials have been destroyed.

6.            No Obligation. Nothing in this Agreement shall be construed as establishing any joint venture or other business relationship or as representing any commitment by the Disclosing Party to enter into any agreement by implication or otherwise.

7.            No Warranty. All Confidential Information is provided “AS IS” and without any warranty, express, implied or otherwise, regarding such Confidential Information’s accuracy or performance. Recipient accepts all risk of use of, and reliance on, Confidential Information.

8.            Equitable Relief. The Recipient agrees that remedies at law for any actual or threatened breach by the Recipient or its Representatives of the covenants contained in this Agreement would be inadequate and that the Disclosing Party, without the necessity of posting any bond, shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement or unauthorized use or disclosure of Confidential Information, in addition to all other remedies available to the Disclosing Party at law or in equity.

9.            Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

10.            Waiver. No failure or delay by the Disclosing Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the party making said waiver or promise.

11.            Final Agreement; Modification. This Agreement constitutes the final, entire and exclusive agreement between the parties concerning the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, written or oral, between the parties with respect thereto. Any modification, rescission or amendment of this Agreement shall not be effective unless made in a writing executed by both parties.

12.            Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws. The Recipient also hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of Delaware and of the United States of America in the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and agrees that the jurisdiction of such courts shall be exclusive. The Recipient hereby irrevocably and unconditionally waives any objection to the laying of venue in such courts.

13.            Assignment. The Recipient may not assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the Disclosing Party. The Disclosing Party may assign this Agreement and any or all rights hereunder (including, without limitation, the Disclosing Party’s rights to enforce the restrictions set forth herein) without the prior written consent of the Recipient. Upon any such permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee unless the context otherwise requires.

14.            Counterparts; Electronic Delivery. This Agreement may be signed in one or more counterparts which, when taken together, shall constitute one and the same instrument. This Agreement may be delivered by facsimile, .pdf format or other electronic means, any of which shall constitute an original document.

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IN WITNESS WHEREOF, the undersigned have duly executed this Confidentiality Agreement as of the date first above written.

DISCLOSING PARTY:

American Cybersystems, Inc.

By:	/s/ Sanjeev Sardana
Name: Sanjeev Sardana
Title: Chief Operating Officer

RECIPIENT:

Volt Information Sciences, Inc.

By:	/s/ Nancy Avedissian
Name: Nancy Avedissian
Title: Chief Legal Officer

[Signature Page to Confidentiality Agreement]

Schedule 1

Representatives of Recipient:

Linda Perneau

Paul Tomkins

Nancy Avedissian

Each member of the Board of Directors of Recipient

Foros Securities LLC

Milbank LLP